UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 17, 2011
PRIDE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13289	76-0069030
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

5847 San Felipe, Suite 3300
Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 789-1400
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     On February 6, 2011, Pride entered into a merger agreement with Ensco plc and two of its subsidiaries. Pursuant to the merger agreement and subject to the conditions provided in the agreement, Pride will merge with one of the subsidiaries and become an indirect, wholly owned subsidiary of Ensco. On April 26, 2011, Pride filed with the SEC a definitive joint proxy statement/prospectus of Ensco and Pride in connection with the proposed merger. Pride is providing certain additional disclosure that supplements disclosure contained in the joint proxy statement/prospectus. These additional disclosures should be read in conjunction with the disclosures contained therein. To the extent that information in this Current Report on Form 8-K differs from or updates information contained in the joint proxy statement/prospectus, this Current Report on Form 8-K is more current. Capitalized terms used but not defined in the additional disclosures have the meanings given them in the joint proxy statement/prospectus.
Additional Disclosure Regarding the Opinion of Goldman, Sachs & Co.
The first paragraph on Page 83 of the joint proxy statement/prospectus under the caption “The Merger—Opinion of Goldman, Sachs & Co.—Summary of Financial Analyses of Pride’s Financial Advisor— Historical Exchange Ratio Analysis” is supplemented to read as set forth below. The new text is underlined.
     Historical Exchange Ratio Analysis. Goldman Sachs calculated the average historical exchange ratios of Pride common stock to Ensco ADSs based on the closing prices of Pride common stock and Ensco ADSs during the 30-trading day, 60-trading day, 90-trading day, one-year, three-year and five-year periods ended February 4, 2011, as well as the exchange ratio of the closing prices of Pride common stock to Ensco ADSs on February 4, 2011. This analysis provides a perspective on the relative closing prices of Pride common stock and Ensco ADSs during various historical periods in view of Ensco ADSs constituting a substantial portion of the total consideration being paid by Ensco in the transaction. The following table presents the results of this analysis:
The section captioned “The Merger—Opinion of Goldman, Sachs & Co.—Summary of Financial Analyses of Pride’s Financial Advisor—Relative Discounted Cash Flow Analysis” beginning on page 83 of the joint proxy statement/prospectus is supplemented to read as set forth below. The new text is underlined.
     Relative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative relative discounted cash flow analysis to determine the implied net present value per share of Pride common stock, the implied net present value per Ensco ADS and the implied exchange ratio of Pride common stock to Ensco ADSs, assuming each company continued to operate as a standalone company, using the Base Case Forecasts for Pride and Ensco.
     In its analysis Goldman Sachs applied a range of illustrative discount rates for each of Pride and Ensco ranging from 9% to 13%, derived by utilizing the capital asset pricing model, which takes into account certain financial metrics, including betas, for Pride and Ensco, as well as certain financial metrics for the United States financial markets generally, to the projected cash flows (beginning January 1, 2011 and discounted using the mid-year convention) generated by Pride’s and Ensco’s assets over their estimated remaining lives. This analysis resulted in a range of implied exchange ratios of 0.46x to 0.51x. This analysis resulted in a range of implied net present values per share of Pride common stock of $23.52 to $38.44 and per Ensco ADS of $51.69 to $75.62.

     Goldman Sachs also performed the same analysis as in the paragraph above based upon the same assumptions, except that in this analysis Goldman Sachs applied a range of discount rates for Pride ranging from 9% to 13% and applied a range of discount rates for Ensco equal to 100 basis points higher than the corresponding discount rate for Pride. This analysis resulted in a range of implied exchange ratios of 0.49x to 0.56x. Based on a range of illustrative discount rates of 9% to 13% for each of Pride and Ensco, this analysis resulted in a range of implied net present values per share of Pride common stock of $23.52 to $38.44 and per Ensco ADS of $51.69 to $75.62.
     Goldman Sachs also calculated implied exchange ratios of Pride common stock to Ensco ADSs using present values of estimated cash flows for Pride and Ensco through the year 2015 and present values of an illustrative terminal value of Pride and Ensco at the end of year 2015, based on a range of multiples for Ensco of 3.0x to 11.0x estimated 2016 EBITDA and a range of multiples for Pride of the corresponding multiple for Ensco plus 0.0x to 2.0x, assuming an illustrative discount rate of 11%. The enterprise value to forward year EBITDA multiple range used by Goldman Sachs in this analysis was derived by Goldman Sachs utilizing its experience and professional judgment, taking into account current and historical trading data and the current and historical enterprise value to forward year EBITDA multiples for Pride, Ensco and the Selected Companies referenced in “— Opinion of Goldman, Sachs & Co.—Summary of Financial Analyses of Pride’s Financial Advisor—Selected Companies Analysis” above. This analysis resulted in a range of implied exchange ratios of 0.36x to 0.62x. Based on a range of multiples for Pride of 4.0x to 12.0x estimated 2016 EBITDA and a range of multiples for Ensco of 3.0x to 11.0x estimated 2016 EBITDA, this analysis resulted in a range of implied net present values per share of Pride common stock of $15.84 to $45.48 and per Ensco ADS of $33.65 to $79.93.
     Goldman Sachs also calculated implied exchange ratios of Pride common stock to Ensco ADSs using present values of estimated cash flows for Pride and Ensco through the year 2015 and present values of an illustrative terminal value of Pride and Ensco at the end of year 2015, based on a range of multiples for Ensco of 3.0x to 11.0x estimated 2016 EBITDA and a range of multiples for Pride of the corresponding multiple for Ensco plus 0.0x to 2.0x, assuming an illustrative discount rate of 11% for Pride and an illustrative discount rate of 12% for Ensco. The enterprise value to forward year EBITDA multiple range used by Goldman Sachs in this analysis was derived by Goldman Sachs utilizing its experience and professional judgment, taking into account current and historical trading data and the current and historical enterprise value to forward year EBITDA multiples for Pride, Ensco and the Selected Companies referenced in “— Opinion of Goldman, Sachs & Co.—Summary of Financial Analyses of Pride’s Financial Advisor— Selected Companies Analysis” above. This analysis resulted in a range of implied exchange ratios of 0.37x to 0.64x. Based on a range of multiples for Pride of 4.0x to 12.0x estimated 2016 EBITDA and a range of multiples for Ensco of 3.0x to 11.0x estimated 2016 EBITDA, this analysis resulted in a range of implied net present values per share of Pride common stock of $15.84 to $45.48 and per Ensco ADS of $32.52 to $76.79.

The second full paragraph on page 86 of the joint proxy statement/prospectus under the caption “The Merger—Opinion of Goldman, Sachs & Co.—Summary of Financial Analyses of Pride’s Financial Advisor” is supplemented to read as set forth below. The new text is underlined and the deleted text is stricken through.
     The board of directors of Pride selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated January 26, 2011, Pride engaged Goldman Sachs to act as its financial advisor in connection with ~~the merger~~certain potential extraordinary transactions involving Pride. Pursuant to the terms of the engagement letter, Pride has agreed to pay Goldman Sachs a transaction fee in connection with the merger currently estimated to be approximately $42 million (which is based on the closing price of Ensco ADSs and Pride net debt as of March 31, 2011), of which $5 million became payable upon execution of the engagement letter and the remainder is contingent upon consummation of the merger. The engagement letter also provides that, in the event that a transaction fee had not been paid and there was an attempt to acquire or influence control of Pride or its Board of Directors, Pride would pay, subject to certain limitations, an advisory fee of up to $12,500,000. In addition, Pride has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Additional Disclosure Regarding Pride Prospective Financial Information
The following disclosures supplement the selected unaudited prospective financial information set forth under the caption “The Merger—Pride Prospective Financial Information” beginning on page 88 of the joint proxy statement/prospectus. This additional disclosure should be read in conjunction with other disclosure set forth in such section, including, but not limited to, information regarding the preparation of unaudited prospective financial information, the estimates and assumptions underlying such unaudited prospective financial information and other cautionary language included therein. We caution you not to rely on the unaudited prospective financial information set forth below. We urge you to read carefully the entire joint proxy statement/prospectus, including the annexes and the other documents to which the joint proxy statement/prospectus refers or incorporates by reference. No representation is made by Pride, Ensco or any other person to any stockholder regarding the ultimate performance of Pride or Ensco compared to the unaudited prospective financial information. No representation was made by Pride to Ensco in the merger agreement concerning this information.
     The following table presents selected estimated unaudited prospective financial information prepared by Pride as of February 4, 2011 and included in the Base Case Forecasts for Pride and Ensco:

	Year ended December 31,
	2011E	2012E	2013E	2014E	2015E	2016E
			(In millions)
EBITDA
Pride	$875	$987	$1,108	$1,125	$1,175	$1,134
Ensco	759	1,046	1,204	1,323	1,378	1,407
Free cash flow(1)
Pride	(365)	598	311	841	860	787
Ensco	(232)	149	520	891	888	1,111

(1)	Free cash flow as used herein is defined as cash flow from operating activities plus cash flow from investing activities.

Additional Disclosure Regarding the Rig Fleets of Pride and Ensco
     The following table sets forth the average remaining asset lives for Pride by rig class as of February 4, 2011 (in years remaining) based on Pride management’s then-current estimates, which are subject to change based on market conditions and decisions on maintenance and investment:

Average Remaining
Rig Class	Asset Life
Ultra deepwater (newbuild drillships)	35
Deepwater (dynamically positioned)	24
Deepwater (semisubmersibles)	18
Midwater	12
Independent leg jackups	6
     The following table sets forth the average remaining asset lives for Ensco by rig class as of February 4, 2011 (in years remaining) based on Pride management’s then-current estimates, which are subject to change based on market conditions and decisions on maintenance and investment:

Average Remaining
Rig Class	Asset Life
Deepwater rig (8500 Series)	35
Deepwater rig (7500 Series)	25
Independent leg jackups	12
***
Additional Information
     In connection with the proposed transaction, Ensco and Pride have filed a definitive joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS OF ENSCO AND PRIDE ARE ADVISED TO CAREFULLY READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. A definitive joint proxy statement/prospectus has been sent to security holders of Ensco and Pride seeking their approval of the proposed transaction. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus and other relevant documents filed by Ensco and Pride with the SEC from the SEC’s website at www.sec.gov. Security holders and other interested parties may also obtain, without charge, a copy of the definitive joint proxy statement/prospectus and other relevant documents by directing a request by mail or telephone to either Investor Relations, Ensco plc, 500 N. Akard, Suite 4300, Dallas, Texas 75201, telephone 214-397-3015, or Investor Relations, Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone 713-789-1400. Copies of the documents filed by Ensco with the SEC are available free of charge on Ensco’s website at www.enscoplc.com under the tab “Investors.” Copies of the documents filed by Pride with the SEC are available free of charge on

Pride’s website at www.prideinternational.com under the tab “Investor Relations”. Security holders may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.
     Ensco and Pride and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction. Information about these persons is set forth in Ensco’s proxy statement relating to its 2011 General Meeting of Shareholders, as filed with the SEC on April 5, 2011, and Pride’s Amendment No. 1 to its Annual Report on Form 10-K/A, as filed with the SEC on April 29, 2011, and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ security holders generally, by reading the definitive joint proxy statement/prospectus and other relevant documents regarding the transaction filed by Ensco and Pride with the SEC.
Item 9. 01 Financial Statements and Exhibits
     (d) Exhibits
99.1	Consent of Goldman, Sachs & Co.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
By:	/s/ Brady K. Long
Brady K. Long
Vice President—General Counsel & Secretary

Date: May 17, 2011

EXHIBIT INDEX

No.	Description
99.1	Consent of Goldman, Sachs & Co.